EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated May 22, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 580 (Closed-End Strategy: Cohen & Steers Master Equity and Income Portfolio, Series 1 and Closed-End Strategy: Senior Loan and Limited Duration Portfolio, Series 8) as of May 22, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."


                                                              Grant Thornton LLP



New York, New York
May 22, 2006